EXHIBIT 99.2

REVOCABLE PROXY

THE COMMUNITY BANK
616 South Key Street
Pilot Mountain, North Carolina 27041-9998

APPOINTMENT OF PROXY
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles R. Bokesch, H. Lee Merritt, Jr. and Johnny G. Bruner, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of The Community Bank held of record by the undersigned on October 22, 2003, at the special meeting of shareholders of The Community Bank to be held at its offices 616 South Key Street, Pilot Mountain, North Carolina, 27041 at 2:00 p.m. on December 11, 2003, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposal described below:

1.	APPROVAL OF AGREEMENT AND PLAN OF SHARE EXCHANGE, AS AMENDED: Proposal to approve the Agreement and Plan of Share Exchange, As Amended, dated July 30, 2003 between Southern Community Financial Corporation and The Community Bank.

☐  FOR              ☐  AGAINST             ☐  ABSTAIN

2.	OTHER BUSINESS: Except as may be otherwise provided below, on such other matters as may properly come before the Special Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

AUTHORITY TO VOTE ON ADJOURNMENT OF SPECIAL MEETING. In the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the Agreement and Plan of Share Exchange, As Amended, the Board of Directors may propose one or more adjournments of the Special Meeting to allow time for further solicitation of proxies. The undersigned hereby:

☐	GRANTS AUTHORITY TO THE PROXIES TO VOTE IN FAVOR OF ANY SUCH ADJOURNMENT OR ADJOURNMENTS

☐	WITHHOLDS AUTHORITY FROM THE PROXIES TO VOTE IN FAVOR OF ANY SUCH ADJOURNMENT OR ADJOURNMENTS

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE
AND RETURN TO THE COMMUNITY BANK.